CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Jocom Holdings Corp.

Unit No. 11-1, Level 11, Tower 3, Avenue 3,

Bangsar South, No. 8, Jalan Kerinchi,

59200 Kuala Lumpur, Malaysia.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 4 of Jocom Holdings Corp., of our report date June 15, 2022 relating to our audit of the consolidated balance sheets of Jocom Holdings Corp. as of December 31, 2021 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for period ended of December 31, 2021 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT

JP CENTURION & PARTNERS PLT

Kuala Lumpur, Malaysia

November 30, 2022